Exhibit 99.1

STAAR Surgical Reports Record Second Quarter Net Sales of $62.4 Million Up 77% Y/Y and Increases Outlook for 2021

Second Quarter ICL Sales Up 93% Y/Y and Units Up 79% Y/Y

Increases Full Year 2021 Net Sales Outlook to Range of $227 Million to $230 Million

LAKE FOREST, CA, August 4, 2021 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the second quarter ended July 2, 2021.

Second Quarter 2021 Overview

•	Record Quarterly Net Sales of $62.4 Million Up 77% from the Prior Year Quarter
•	Record Quarterly ICL Sales of $59.2 Million Up 93% from the Prior Year Quarter
•	Record Quarterly ICL Units, Up 79% from the Prior Year Quarter
•	Gross Margin at 78.9% vs. 69.4% in the Prior Year Quarter
•	Net Income of $0.17 per Share vs. Prior Year Quarter Net Loss of ($0.03) per Share
•	Cash and Cash Equivalents Ended the Quarter at $173.1 Million Up from $152.5 Million in Q4 2020

“STAAR’s second quarter results reflect the accelerating sales momentum and significant opportunity for our vision correction lenses. Global ICL unit growth increased 79% over the prior year quarter and we achieved positive sales and unit growth in all of our major markets. Asia, Europe, and the U.S. led our outperformance during the quarter. The Middle East, North Africa, and India, even harder hit by the pandemic than most of our developed major markets in 2020, rebounded strongly,” said Caren Mason, President and CEO of STAAR Surgical. “Following our achievement of record breaking first half 2021 results and with increasing visibility into key second half growth drivers for our business, we are today raising our outlook for full year fiscal 2021 net sales to a range of $227 million to $230 million, up from our previously provided outlook of $215 million to $217 million that we shared on May 5th. At the mid-point, our increased sales outlook for the fiscal year 2021 represents approximately 40% growth year over year.”

“Standout ICL unit growth in the second quarter, year over year, included China up 65%, Japan up 95%, Korea up 57%, Rest of Asia Pacific up 88%, Spain up 118%, Germany up 65%, Distributor Markets in Europe up 81%, and the U.S. up 255%. In China we kicked off the busy implant season with a new advertising campaign and several new and exciting marketing programs. In Spain, our ICL benefited from proprietary and premium positioning as we continued to gain market share despite increased price discounting for certain femtosecond refractive laser vision procedures. In the U.S., we sold more ICLs in the second quarter of 2021 than the entire first half of 2020. Clinical trial data for our EVO family of myopia lenses is under customary interactive review by the FDA and our goal remains to bring EVO to the U.S. market later this year. Finally, in-person ophthalmic industry sales meetings and trade shows resumed in earnest last month, including the American-European Congress of Ophthalmic Surgery (AECOS) meeting in Deer Valley, UT, and the American Society of Cataract and Refractive Surgeons (ASCRS) Annual Meeting, in Las Vegas, NV. ASCRS was preceded by Eyecelerator, a meeting dedicated to showcasing and advancing ophthalmic innovations. Our proprietary Implantable Collamer® Lenses were prominently and positively showcased at all three meetings, and more so than at any point in the past, as further evidence of a coming lens-based future for refractive vision correction,” concluded Ms. Mason.

Financial Overview – Q2 2021

Net sales were $62.4 million for the second quarter of 2021, up 77% compared to $35.2 million reported in the prior year quarter. The sales increase was driven by ICL net sales and unit growth up 93% and 79%, respectively, as compared to the prior year period. ICL net sales were 95% of total net sales for the second quarter of 2021. Other Product Sales were $3.1 million, representing 5% of total net sales and decreased 30% compared to the prior year quarter due primarily to lower sales of low margin injector parts.

Gross profit margin for the second quarter of 2021 was 78.9% compared to the prior year period of 69.4%. Factors positively impacting gross margin in the second quarter of 2021, as compared to the prior year period, include geographic sales mix and a decreased mix of injector part sales which carry a lower margin, and for the three months ended July 3, 2020, there were period costs recorded as a result of COVID-19 and the resulting voluntary manufacturing pause which concluded on April 26, 2020.

Operating expenses for the second quarter of 2021 were $38.6 million compared to the prior year quarter of $25.5 million. General and administrative expenses were $11.4 million compared to the prior year quarter of $7.8 million. The increase in general and administrative expenses was due to increased compensation-related expenses, corporate insurance and facilities costs. Selling and marketing expenses were $18.9 million compared to the prior year quarter of $10.3 million. The increase in selling and marketing expenses is due to increased compensation-related expenses, advertising and promotional activities, trade show expenses and travel expenses. Research and development expenses were $8.3 million compared to the prior year quarter of $7.3 million. The increase in research and development expenses is primarily due to increased compensation-related expenses, partially offset by lower expenses associated with the EVO clinical trial in the U.S.

Net income for the second quarter of 2021 was $8.6 million or $0.17 per diluted share compared with net loss of ($1.2) million or ($0.03) per diluted share for the prior year quarter. Adjusted Net Income for the second quarter of 2021 was $13.5 million or $0.27 per diluted share compared to $1.4 million or $0.03 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Cash and cash equivalents at July 2, 2021 totaled $173.1 million compared to $152.5 million at January 1, 2021.

Conference Call

The Company will host a conference call and webcast today, Wednesday, August 4 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Conference ID 6090849), please dial 866-209-9722 for domestic participants and 825-312-2235 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Conference ID 6090849) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 800-585-8367 for domestic callers and 416-621-4642 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”):

gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 30 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2021 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, including our EVO family of lenses in the U.S., and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 1, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure. The EVO version of our ICL lens is not yet approved for sale in the United States.

CONTACT:Investors & Media

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Consolidated Balance Sheets

(in 000's)

Unaudited

ASSETS	July 2, 2021	January 1, 2021
Current assets:
Cash and cash equivalents	$173,083	$152,453
Accounts receivable trade, net	48,647	35,229
Inventories, net	15,590	18,111
Prepayments, deposits, and other current assets	10,797	10,625
Total current assets	248,117	216,418
Property, plant, and equipment, net	28,616	24,030
Finance lease right-of-use assets, net	59	596
Operating lease right-of-use assets, net	11,243	8,764
Intangible assets, net	239	270
Goodwill	1,786	1,786
Deferred income taxes	3,720	4,944
Other assets	658	608
Total assets	$294,438	$257,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$1,280	$1,379
Accounts payable	7,579	7,874
Obligations under finance leases	85	360
Obligations under operating leases	2,765	2,485
Allowance for sales returns	5,429	4,532
Other current liabilities	24,663	24,606
Total current liabilities	41,801	41,236
Obligations under finance leases	25	38
Obligations under operating leases	8,654	6,537
Deferred income taxes	222	222
Asset retirement obligations	205	221
Pension liability	8,909	11,940
Total liabilities	59,816	60,194

Stockholders' equity:
Common stock	474	464
Additional paid-in capital	360,316	338,194
Accumulated other comprehensive loss	(3,836)	(5,545)
Accumulated deficit	(122,332)	(135,891)
Total stockholders' equity	234,622	197,222
Total liabilities and stockholders' equity	$294,438	$257,416

Consolidated Statements of Operations

(In 000's except for per share data)

Unaudited

	Three Months Ended						Six Months Ended
	% of	July 2, 2021	% of	July 3, 2020	Fav (Unfav)		% of	July 2, 2021	% of	July 3, 2020	Fav (Unfav)
	Sales		Sales		Amount	%	Sales		Sales		Amount	%
Net sales	100.0%	$62,367	100.0%	$35,194	$27,173	77.2%	100.0%	$113,119	100.0%	$70,381	$42,738	60.7%

Cost of sales	21.1%	13,164	30.6%	10,764	(2,400)	-22.3%	21.9%	24,774	30.1%	21,191	(3,583)	-16.9%

Gross profit	78.9%	49,203	69.4%	24,430	24,773	101.4%	78.1%	88,345	69.9%	49,190	39,155	79.6%

Selling, general and administrative expenses:
General and administrative	18.4%	11,441	22.3%	7,848	(3,593)	-45.8%	19.1%	21,653	22.5%	15,817	(5,836)	-36.9%
Selling and marketing	30.2%	18,853	29.3%	10,326	(8,527)	-82.6%	28.4%	32,054	30.3%	21,354	(10,700)	-50.1%
Research and development	13.2%	8,260	20.8%	7,311	(949)	-13.0%	14.6%	16,519	20.2%	14,209	(2,310)	-16.3%
Total selling, general, and administrative expenses	61.8%	38,554	72.4%	25,485	(13,069)	-51.3%	62.1%	70,226	73.0%	51,380	(18,846)	-36.7%

Operating income (loss)	17.1%	10,649	-3.0%	(1,055)	11,704	1109.4%	16.0%	18,119	-3.1%	(2,190)	20,309	927.4%

Other expense:
Interest income (expense), net	0.0%	(5)	0.1%	20	(25)	-125.0%	0.0%	(12)	0.3%	236	(248)	-105.1%
Gain (loss) on foreign currency transactions	-0.2%	(131)	1.1%	388	(519)	-133.8%	-1.3%	(1,430)	-0.1%	(80)	(1,350)	-1687.5%
Royalty income	0.2%	151	0.1%	52	99	190.4%	0.3%	311	0.2%	146	165	113.0%
Other income (expense), net	0.1%	51	-0.1%	(21)	72	342.9%	0.0%	(34)	0.0%	(20)	(14)	-70.0%
Total other income (expense), net	0.1%	66	1.2%	439	(373)	-85.0%	-1.0%	(1,165)	0.4%	282	(1,447)	-513.1%

Income (loss) before provision (benefit) for income taxes	17.2%	10,715	-1.8%	(616)	11,331	1839.4%	15.0%	16,954	-2.7%	(1,908)	18,862	988.6%

Provision (benefit) for income taxes	3.5%	2,148	1.5%	556	(1,592)	-286.3%	3.0%	3,395	-0.8%	(602)	(3,997)	-664.0%

Net income (loss)	13.7%	$8,567	-3.3%	$(1,172)	$9,739	831.0%	12.0%	$13,559	-1.9%	$(1,306)	$14,865	1138.2%

Net income (loss) per share - basic		$0.18		$(0.03)				$0.29		$(0.03)
Net income (loss) per share - diluted		$0.17		$(0.03)				$0.27		$(0.03)

Weighted average shares outstanding - basic		47,099		45,354				46,858		45,152
Weighted average shares outstanding - diluted		49,491		45,354				49,373		45,152

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended		Six Months Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Cash flows from operating activities:
Net income (loss)	$8,567	$(1,172)	$13,559	$(1,306)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	889	752	1,754	1,518
Amortization of long-lived intangibles	8	8	17	17
Deferred income taxes	845	-	845	(1,369)
Change in net pension liability	(154)	203	(27)	376
Stock-based compensation expense	3,992	2,918	7,322	5,839
Loss on disposal of property and equipment	-	-	2	3
Provision for sales returns and bad debts	829	525	932	605
Inventory provision	313	480	697	816
Changes in working capital:
Accounts receivable	(14,935)	(4,947)	(13,797)	(8,409)
Inventories	1,254	(441)	2,238	(932)
Prepayments, deposits and other current assets	(164)	274	(307)	(2,172)
Accounts payable	131	(610)	(268)	297
Other current liabilities	4,807	1,993	181	(3,471)
Net cash provided by (used in) operating activities	6,382	(17)	13,148	(8,188)

Cash flows from investing activities:
Acquisition of property and equipment	(3,524)	(2,025)	(5,683)	(4,210)
Net cash used in investing activities	(3,524)	(2,025)	(5,683)	(4,210)

Cash flows from financing activities:
Repayment on line of credit	-	(3)	-	(508)
Repayment of finance lease obligations	(43)	(110)	(278)	(346)
Proceeds from vested restricted stock and exercise of stock options	7,876	7,553	14,111	9,558
Net cash provided by financing activities	7,833	7,440	13,833	8,704

Effect of exchange rate changes on cash and cash equivalents	48	66	(668)	41

Increase (decrease) in cash and cash equivalents	10,739	5,464	20,630	(3,653)
Cash and cash equivalents, at beginning of the period	162,344	110,851	152,453	119,968
Cash and cash equivalents, at end of the period	$173,083	$116,315	$173,083	$116,315

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income (Loss) and Net Income (Loss) Per Share

(in 000's)

Unaudited

	Three Months Ended		Six Months Ended
	July 2, 2021	July 3, 2020	July 2, 2021	July 3, 2020

Net income (loss) (as reported)	$8,567	$(1,172)	$13,559	$(1,306)
Less:
Foreign currency impact	131	(388)	1,430	80
Stock-based compensation expense	3,992	2,918	7,322	5,839
Valuation allowance adjustment	845	-	845	(1,369)
Net income (adjusted)	$13,535	$1,358	$23,156	$3,244

Net income (loss) per share, basic (as reported)	$0.18	$(0.03)	$0.29	$(0.03)
Foreign currency impact	-	-	0.03	-
Stock-based compensation expense	0.09	0.06	0.15	0.13
Valuation allowance adjustment	0.02	-	0.02	(0.03)
Net income per share, basic (adjusted)	$0.29	$0.03	$0.49	$0.07

Net income (loss) per share, diluted (as reported)	$0.17	$(0.03)	$0.27	$(0.03)
Foreign currency impact	-	-	0.03	-
Stock-based compensation expense	0.08	0.06	0.15	0.12
Valuation allowance adjustment	0.02	-	0.02	(0.02)
Net income per share, diluted (adjusted)	$0.27	$0.03	$0.47	$0.07

Weighted average shares outstanding - Basic	47,099	45,354	46,858	45,152
Weighted average shares outstanding - Diluted	49,491	47,546	49,373	47,328

Note: Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	July 2, 2021	Effect of	Constant	July 3, 2020	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$59,235	$(738)	$58,497	$30,728	$28,507	92.8%	$27,769	90.4%

IOL	3,074	(58)	3,016	2,561	513	20.0%	455	17.8%
Other	58	20	78	1,905	(1,847)	-97.0%	(1,827)	-95.9%
Other Products	3,132	(38)	3,094	4,466	(1,334)	-29.9%	(1,372)	-30.7%

Total Sales	$62,367	$(776)	$61,591	$35,194	$27,173	77.2%	$26,397	75.0%

	Six Months Ended
	July 2, 2021	Effect of	Constant	July 3, 2020	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$105,736	$(1,722)	$104,014	$60,068	$45,668	76.0%	$43,946	73.2%

IOL	6,799	(232)	6,567	6,555	244	3.7%	12	0.2%
Other	584	11	595	3,758	(3,174)	-84.5%	(3,163)	-84.2%
Other Products	7,383	(221)	7,162	10,313	(2,930)	-28.4%	(3,151)	-30.6%

Total Sales	$113,119	$(1,943)	$111,176	$70,381	$42,738	60.7%	$40,795	58.0%